Exhibit 99(h)(3)

Dated as of January 29, 2015

John Hancock Funds, LLC
601 Congress Street
Boston, MA 02210

Ladies and Gentlemen:

This letter sets forth the agreement between John Hancock Collateral Trust, a Massachusetts business trust (the “Trust”) registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and John Hancock Funds, LLC, a Delaware limited liability company (the “Placement Agent”), relating to the offering and sale of shares of beneficial interests (“Shares”) of the Trust in accordance with the exemption from registration under the Securities Act of 1933, as amended (the “1933 Act”), set forth in Rule 506 of Regulation D under the 1933 Act.

1.	The Trust proposes to offer for sales Shares to institutional investors that are “accredited investors” as defined in Rule 501(a)(l), (2), (3) or (7) of Regulation D (institutional investors meeting such qualifications being referred to herein as “Eligible Investors”). The Trust has prepared and filed with the Securities and Exchange Commission a registration statement on Form N-1A pursuant to Section 8(b) of the 1940 Act relating to the Shares dated January 29, 2015 (the “Registration Statement”) and will deliver to the Placement Agent a reasonable number of copies of the Registration Statement. If the Registration Statement is supplemented or amended the term “Registration Statement” shall refer to the Registration Statement as supplemented or amended, and a reasonable number of copies such supplements or amendments shall be delivered to the Placement Agent. All capitalized terms not defined herein shall have the meanings set forth in the Registration Statement.

2.	The Placement Agent is hereby appointed the agent of the Trust for the purpose of finding qualified subscribers in the United States; provided that Shares shall only be offered and sold to Eligible Investors in a manner complying with Rule 506 under Regulation D. The Placement Agent shall be the exclusive United States placement agent for the Trust. The Placement Agent accepts such agency and agrees to use its reasonable efforts to identify, contact, meet and negotiate with Eligible Investors.

3.	The Trust represents, warrants and agrees that:

a.	The Trust is a business trust organized under the laws of the Commonwealth of Massachusetts and registered as an investment company under the 1940 Act.

John Hancock Collateral Trust

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b.	The Registration Statement, does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

c.	The Trust shall provide to the Placement Agent, upon its request, a memorandum prepared by K&L Gates, LLP with respect to compliance with state securities laws.

4.	The Placement Agent represents, warrants and agrees that:

a.	The Placement Agent, through one or more of its duly authorized registered representatives, will make offers to sell Shares to, or solicit offers to buy Shares from, only investors who the Placement Agent has reasonable grounds to believe are Eligible Investors. The Placement Agent will retain in its records for seven years and make available to the Trust information establishing that each purchaser of Shares is an Eligible Investor.

b.	The Placement Agent, through one or more of its duly authorized registered representatives, will not offer the Shares for sale or solicit offers to buy any Shares on the basis of any communication or documents other than the Registration Statement. The Placement Agent will not pay or award any finder’s fees, commissions or other compensation to any person engaged by a potential investor for investment advice as an inducement to such advisor to advise the purchase of Shares.

c.	The Placement Agent assumes no responsibility or obligation with respect to the qualification of the Shares under the laws of any jurisdiction. The Placement Agent will offer the Shares for sale or solicit offers to buy the Shares only in such manner and in such circumstance as comply with U.S. federal and state securities laws.

d.	The Placement Agent will cause all investors to execute and deliver subscription documents including counterpart signature pages to the Trust’s Registration Statement in such form as may be provided by the Trust.

e.	Each of the Placement Agent and its registered representatives is duly licensed to perform the agency described herein.

f.	In conducting its activities pursuant to this Agreement, including the execution and delivery of documents and the retention of records, the Placement Agent will be relying on the Trust, in addition to its registered representatives.

John Hancock Collateral Trust

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5.	The Trust reserves the right to accept or reject subscriptions or redemptions solicited by the Placement Agent and the Trust agrees to act reasonably in rejecting any subscriptions. In addition, the Trust shall have the sole right to make final determinations in any negotiations with potential investors concerning the provisions of the Trust’s Declaration of Trust and any other matters relating to the offering.

6.	The Trust shall cause John Hancock Advisers, LLC to pay to the Placement Agent a fee of $100 as compensation for the services to be rendered by the Placement Agent hereunder, plus any expenses of the Placement Agent related to the maintenance of the registered representative licenses.

7.	(a) The Trust (the “Indemnitor”) agrees to indemnify and hold harmless the Placement Agent, as follows:

I.	against any and all loss, liability, claim, damage and expense whatsoever arising out of any untrue statement of a material fact contained in the Registration Statement or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

II.	against any and all loss, liability, claim, damage and expense whatsoever to the extent of the aggregate amount paid in settlement of any litigation, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission or any such alleged untrue statement or omission, if such settlement is effected with the written consent of the Trust;

III.	against any and all expense whatsoever reasonably incurred in investigation, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, to the extent that any such expense is not paid under clause (i) or (ii) above; and

IV.	against any and all loss, liability, claim, damage and expense whatsoever arising out of any actions of the Trust in administering, sponsoring and/or supporting the private placement of Shares as described in this Agreement.

John Hancock Collateral Trust

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b.	The Placement Agent agrees to indemnify and hold harmless the Indemnitor against any and all loss, liability, claim, damage and expense whatsoever directly arising out of the exercise by any person of any right under the 1933 Act, the 1940 Act, or the Securities Exchange Act of 1934, or the securities or “blue sky” laws of any state on account of any violations by the Placement Agent of its representations and warranties set forth herein.

c.	In no case shall any indemnifying party be liable under this Section 7 with respect to any claim made against an indemnified party unless such indemnifying party shall be notified in writing of the nature of the claim within a reasonable time after the assertion thereof, but failure so to notify such indemnifying party shall not relieve them from any liability which they many have otherwise than pursuant to this Section 7. An indemnifying party shall be entitled to participate at its own expense in the defense or, if it so elects within a reasonable time after receipt of such notice, to assume the defense, which defense shall be conducted by counsel chosen by it and satisfactory to the indemnified party, defendant or defendants in any suit so brought, unless such indemnified party reasonably objects to such assumption on the ground that there may be legal defenses available to such indemnified party different from or in addition to those available to such indemnifying party. In the event that the indemnifying party elects to assume the defense of any such suit and retain such counsel, the indemnified party, defendant of defendants in the suit shall bear the fees and expenses of any additional counsel thereafter retained by such indemnified party. In the event that the parties to any such action (including impleaded parties) include any of the Indemnitor and the Placement Agent, and the Placement Agent has been advised by counsel chosen by it and reasonable satisfactory to the Placement Agent that there may be one or more legal defenses available to the Placement Agent which are different from or additional to those available to the Indemnitor, the Indemnitor shall not have the right to assume the defense of such action on the Placement Agent’s behalf and will reimburse the Placement Agent as aforesaid for the reasonable fees and expenses or any counsel retained by it, it being understood that the Indemnitors shall not, in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstance, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for the Placement Agent, which firm shall be designated in writing by the Placement Agent. The Indemnitor agrees to notify the Placement Agent within a reasonable time of the assertion of any claim in connection with the sale of the Shares against it or any person who controls the Trust.

John Hancock Collateral Trust

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8.	All communications referred to herein shall be in writing and, if sent to the Placement Agent, shall be mailed, delivered or sent by facsimile and confirmed to John Hancock Funds, LLC, 601 Congress Street, Boston, MA 02210, Attention John Danello or, if sent to the Trust, shall be delivered or and confirmed to them, c/o John Hancock Advisers, LLC601 Congress Street, Boston, MA 02210, Attention John Danello.

9.	The Placement Agent shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except losses resulting from willful misfeasance, bad faith or negligence by the Placement Agent in the performance of its duties or from reckless disregard by the Placement Agent of its obligations under this Agreement. Any person, even though also employed by the Placement Agent, who may be or become an employee of and paid by the Trust shall be deemed, when acting within the scope of his or her employment by the Trust, to be acting in such employment solely for the Trust and not as the Placement Agent’s employee or agent.

10.	This letter agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

John Hancock Collateral Trust

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If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement among you and the Trust.

John Hancock Collateral Trust

By:	/s/ Charles A. Rizzo
	Name:	Charles A. Rizzo
	Title:	Chief Financial Officer

Confirmed and Accepted

John Hancock Funds, LLC

By:	/s/ Jeffrey Long
	Name:	Jeffrey Long
	Title:	Chief Financial Officer

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